Exhibit 99.1

Sientra® Acquires bioCorneum® Advanced Silicone Gel Scar Management Therapy

Expands Portfolio With Best-in-Class Scar Management Treatment

Highlights

•                  Efficacy supported by extensive clinical studies

•                  Currently used by over 1,800 physicians

•                  Complements current portfolio with targeted solution for plastic surgeons

•                  Leverages existing Sientra sales force to grow revenues and brand

Santa Barbara, CA – March 9, 2016 – Sientra, Inc. (NASDAQ: SIEN) (“Sientra” or the “Company”), a medical aesthetics company, today announced the acquisition from Enaltus, LLC of the exclusive U.S. rights to bioCorneum®, an advanced silicone gel scar management products, for $7.0 million in cash.

Jeffrey Nugent, Chairman and Chief Executive Officer of Sientra, said, “Consistent with our stated business development objectives, this acquisition further leverages our highly experienced PSC sales force by adding a differentiated and complementary product that serves the needs of board-certified plastic surgeons while diversifying our business mix. We have received very positive feedback from our customers who are both current and potential users of the product. Scar management is an important consideration for plastic surgeons and their patients following many types of procedures, including breast augmentation.  bioCorneum provides patients with a quick-drying, simple to use treatment with efficacy that is backed by strong data across 16 clinical studies.”

Mr. Nugent concluded, “This acquisition is a strategic use of our capital and represents a first step in Sientra’s intent to establish a diversified, best-in-class portfolio of assets specifically targeted at the board-certified plastic surgical specialty. We believe we have the most experienced aesthetics sales force in the industry and we will continue to aggressively seek out additional aesthetics solutions that uniquely meet our surgeons’ needs, provide sales force leverage at the plastic surgeon call point and bring scale to our business.”

Under terms of the agreement, Sientra paid $7.0 million in an all cash transaction to acquire all of Enaltus’s scar management assets for the professional channel, including exclusive U.S. distribution rights for bioCorneum.  Sientra will retain seven specialty sales representatives from bioCorneum who will remain exclusively focused on the brand’s expansion.

About bioCorneum®

bioCorneum is a quick drying, patented silicone gel that creates an invisible, breathable, flexible, and waterproof silicone sheet over scars. It is a clinically proven silicone scar technology that provides protection from the sun with SPF 30 UV protection. The distinctive gel safeguards against chemical, microbial, and physical detriments while improving the cosmetic appearance of scar tissue by binding with the stratum corneum (the outer layer of skin cells). The bioCorneum+® product offering is unique in that it protects the maturing scar from the darkening effects of sun exposure while decreasing transepithelial water loss and increasing the production of fibroblast growth factor to heal skin and prevent abnormal scarring. In a clinical study treatment with bioCorneum following incisions resulted in 67% of scars being rated normal, compared to only 28% without treatment. Additional information can be found at https://www.biocorneum.com/.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company committed to making a difference in patients’ lives by enhancing their body image, growing their self-esteem and restoring their confidence. The Company was founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company sells its breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons and tailors its customer service offerings to their specific needs. The Company also offers a range of other aesthetic and specialty products.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the

Securities Exchange Act of 1934, as amended, relating to, among other things, the future performance of Sientra that are based on management’s current assumptions and expectations of future events and involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding: the leverage of Sientra’s sales force to grow revenue and brand and Sientra’s intent to establish a best-in-class portfolio of assets specifically targeted at the board-certified plastic surgical specialty. Such statements are subject to risks and uncertainties. The Company’s business, strategy, operations or financial performance, and actual results may differ materially from those predicted or implied. All statements other than statements of historical fact are forward-looking statements. The words “believe,” “may,” “might,” “could,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements.

More information about factors that could cause actual results to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Quarterly Report on Form 10-Q at http://investors.sientra.com/financial-info/sec-filings/default.aspx or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the Company on the date hereof, and except to the extent required by law, Sientra assumes no obligation to update such statements.

Investor Contacts:

The Ruth Group

Nick Laudico / Brandon Vazquez

(646) 536-7030 / (646) 536-7032

IR@Sientra.com